Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

Future Vision II Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share	Rule 457(f)(1) and 457(c)	6,325,000	$10.79	$68,246,750	0.0001381	$9,424.88
Total Offering Amounts					$68,246,750		$9,424.88
Total Fees Previously Paid							$0.00
Total Fee Offsets							$0.00
Net Fee Due							$9,424.88

(1)	The number of ordinary shares of Future Vision II Acquisition Corp. (the “Registrant”) being registered represents the number of pre-existing public ordinary shares of the Registrant that are currently outstanding. Pursuant to Rule 145a under the Securities Act of 1933, as amended (the “Securities Act”), the business combination transaction described in this proxy statement/prospectus is deemed to involve a sale of the Registrant’s securities to its existing shareholders. Accordingly, this registration statement registers the deemed exchange of the Registrant’s pre-existing public ordinary shares. In accordance with Section 4(a)(2) of the Securities Act, the ordinary shares to be issued to the securityholders of MicroTouch in connection with the business combination are strictly exempt from registration and are not being registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is based upon the average of the high and low prices of the Registrant’s public ordinary shares as reported on the Nasdaq Stock Market on May 7, 2026, which was $10.79 per share.